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EXHIBIT 11.1

UNIFIED FINANCIAL SERVICES, INC.
EARNINGS PER SHARE CALCULATION


                                                                 SIX MONTHS ENDED                   THREE MONTHS ENDED
                                                                     JUNE 30,                            JUNE 30,
                                                          -----------------------------        ----------------------------
                                                              2000              1999              2000              1999
                                                          -----------        ----------        ----------        ----------
INCOME AVAILABLE TO COMMON STOCKHOLDERS
   Net loss                                               $(1,364,734)       $     (884)       $ (128,434)       $ (183,782)
   Preferred dividends                                             --                --                --                --
                                                          -----------        ----------        ----------        ----------
   Income available to common
      stockholders                                        $(1,364,734)       $     (884)       $ (128,434)       $ (183,782)
                                                          ===========        ==========        ==========        ==========

CALCULATION OF COMMON STOCK
   Common shares outstanding at beginning
      of period                                             2,869,862         2,267,449         2,878,462         2,275,580
   Shares issues re: acquisition of M. Wilson
      and Associates                                               --             3,636                --                --
   Shares issued re: acquisition of Fully
      Armed Production                                             --            18,182                --            18,182
   Shares issued re: acquisition of Commonwealth
      Investment Services                                          --            27,500                --            27,500
   Shares issued in private placement during period             9,850           161,080             1,250           156,585
   Shares issued upon conversion of Series C
      preferred stock                                              --           154,305                --           154,305
   Repurchase of common stock                                      --            47,110                --            47,110
                                                          -----------        ----------        ----------        ----------
      Common shares used in basic calculation               2,879,712         2,585,042         2,879,712         2,585,042
                                                          -----------        ----------        ----------        ----------

   Common stock equivalent of options                         169,847            61,951           169,847            61,951
   Preferred stock Series C conversion in common stock             --           196,965                --           196,965
                                                          -----------        ----------        ----------        ----------
      Common shares used in fully diluted calculation       3,049,559         2,843,958         3,049,599         2,843,958
                                                          -----------        ----------        ----------        ----------

EARNINGS PER SHARE
   Basic                                                  $      (.47)       $       --        $     (.04)       $     (.07)
                                                          ===========        ==========        ==========        ==========
   Fully diluted                                          $      (.45)       $       --        $     (.04)       $     (.06)
                                                          ===========        ==========        ==========        ==========

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